UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 17, 2021, Pierre Caloz joined uniQure N.V. (the “Company”) as chief operations officer. Mr. Caloz joins the Company with nearly 20 years of global operations experience in the biopharma industry, including CSL Behring from 2016 to 2021, Merck-Serono from 2003 to 2016, and Abgenix and Amgen from 2002 to 2003. Most recently, he served as Senior Vice President and General Manager of European Union and Asia Pacific Operations at CSL Behring.  Mr. Caloz earned a BSc degree from the University of Geneva in 1996, a MSc degree from Swiss Federal Institute of Technology in 1997, and an EMBA from the Ashridge Business School in 2010.

Mr. Caloz’s employment with the Company is governed by an employment agreement effective May 17, 2021 (the “Caloz Agreement”), pursuant to which Mr. Caloz will be entitled to an annual base salary of CHF 463,760 (“Base Salary”), which is subject to annual review by the Company. Mr. Caloz will also be eligible for a bonus amounting to a maximum of 50% of the Base Salary (the Target Bonus), as determined by the Board of Directors of the Company (the "Board"). Mr. Caloz is also eligible for a cash sign-on bonus of CHF 180,103 gross, payable within 30 days of the commencement of his employment. Mr. Caloz will be entitled to participate in the Company’s benefit plans and will be entitled to expense reimbursement in accordance with Company policy. Mr. Caloz is also insured against the economic consequences of retirement, disability, and death through a pension plan consistent with the requirements of Swiss law.

The Caloz Agreement also provides that if the Caloz Agreement is terminated by the Company except in case of summary dismissal, good cause, breach of duty, performance, or extended illness (a “Carve-out Event”), Mr. Caloz will be eligible to receive a lump sum severance payment equal to the sum of (i) the Base Salary, and (ii) the Target Bonus, subject to deductions that are allowed by applicable laws and regulations. However, if Mr. Caloz is terminated on the initiative of the Company within twelve (12) months of a change of control of the Company (other than in the case of a Carve-out Event), Mr. Caloz will be eligible to receive a lump sum severance payment equal to one-hundred and fifty precent (150%) of the sum of (i) the Base Salary, and (ii) the Target Bonus, subject to deductions that are allowed by applicable laws and regulations. Mr. Caloz is also eligible for additional severance in an amount equal to the Target Bonus, pro-rated to the date of termination.

The foregoing summary of the Caloz Agreement is qualified in its entirety by the full text of the Caloz Agreement, which the Company intend to file as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2021.

As an inducement material to entering into employment with the Company and separate from the Caloz Agreement, the Company and Mr. Caloz executed a letter agreement effective May 17, 2021 under which Mr. Caloz will be granted: (i) Twenty-Five Thousand (25,000) restricted stock units of the Company (RSUs), such RSUs vesting pro-rata on each of the first three anniversaries of the grant date; (ii) an option to purchase Seventy-Five Thousand (75,000) ordinary shares of the Company, having an exercise price as of the closing share price on the date of grant, such option vesting over a period of four years, with one-quarter of the shares vesting on the first anniversary of the grant date and the remaining shares vesting quarterly on a pro-rata basis during the remainder of the vesting period; and (iii) a grant of Ten Thousand (10,000) RSUs vesting in full on the first anniversary of the grant date. The grants are subject to the approval of the Board of Directors. The grants are subject to the terms and conditions of the Company’s 2014 Incentive Share Plan, as amended, and the terms and conditions of the grant agreements covering such grants as approved by the Board of Directors.

Furthermore, upon a change of control, any vesting conditions applicable to any options, restricted shares, restricted stock units, performance stock units or other grants of equity held by Mr. Caloz under the Company’s equity plans will be automatically waived, and all the stock options will be deemed to be fully exercisable commencing on the date of the change of control and ending on the eighteen (18) month anniversary of the change of control or, if earlier, the expiration of the term of such awards.

There are no family relationships between Mr. Caloz and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Caloz had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibit

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: May 21, 2021	By:	/S/ MATTHEW KAPUSTA
Matthew Kapusta
Chief Executive Officer and Chief Financial Officer

3